Exhibit 10.21

THINCI, INC.

4659 GOLDEN FOOTHILL PKWY, SUITE 201

EL DORADO HILLS, CA 95762

June 20, 2018

Val Cook

315 S Oak Dr.

Woodland Hills, UT 84653

Dear Val:

ThinCI, Inc. (the “Company”) is pleased to offer you continuing employment on the following terms:

1.Position.  Your title and position with the Company will remain Chief Software Architect/Vice President of Research & Development, and you will continue to report to the Company’s CEO.  This is a full-time position.  While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company.  By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2.Cash Compensation.  The Company will continue to pay you a salary at the rate of $_______ per year, payable in accordance with the Company’s standard payroll schedule.  This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time.  In addition, you will continue to be eligible to be considered for an incentive bonus for each fiscal year of the Company.  The bonus (if any) will be awarded based on objective or subjective criteria established by the Company’s Chief Executive Officer and approved by the Company’s Board of Directors.  Any bonus for a fiscal year will be paid within 2½ months after the close of that fiscal year, but only if you are still employed by the Company at the time of payment.  The determinations of the Company’s Board of Directors with respect to your bonus will be final and binding.

3.Employee Benefits.  As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits.  In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time.

4.Equity.

(a)You previously received an option grant to purchase 1,000,000 shares of the Company’s Common Stock (the “Stock Option”) pursuant to the Company’s 2011 Stock

Val Cook

June 20, 2018

Plan. The Stock Option will remain outstanding and subject to the terms of the Stock Option Agreement dated March 15, 2017 evidencing the Stock Option.  You further acknowledge and agree that as of the date hereof, except as described in this Section 4, you have no other rights to or interests in the Company’s stock.

(b)You will vest in 100% of your remaining unvested Stock Option shares if (a) the Company is subject to a Change in Control before your service with the Company terminates and (b) you are subject to an Involuntary Termination within 12 months after that Change in Control.  Such vesting acceleration benefit shall apply to any further options to purchase the Company’s common stock that are issued to you in the future.

5.Severance Benefits.

(a)General.  If you are subject to an Involuntary Termination, then you will be entitled to the benefits described in this Section 5.  However, this Section 5 will not apply unless you (i) have returned all Company property in your possession, (ii) have resigned as a member of the Boards of Directors of the Company and all of its subsidiaries, to the extent applicable, and (iii) have executed a general release of all claims that you may have against the Company or persons affiliated with the Company.  The release must be in the form prescribed by the Company, without alterations.  You must execute and return the release on or before the date specified by the Company in the prescribed form (the “Release Deadline”).  The Release Deadline will in no event be later than 50 days after your Separation.  If you fail to return the release on or before the Release Deadline, or if you revoke the release, then you will not be entitled to the benefits described in this Section 5.

(b)Termination Not in Connection with a Change in Control.  Subject to the requirements set forth in Section 5(a) above, if you experience an Involuntary Termination either prior to a Change in Control or more than one year after a Change in Control, then you will be entitled to the following:

(i) Cash Severance. The Company will pay you a lump sum equal to three months of your base salary at the rate in effect at the time of your Separation (your “Base Salary”). Such payment will be made within 60 days after your Separation; however, if such 60-day period spans two calendar years, then the payment will be made in the second calendar year.

(ii)Salary Continuation. The Company will pay seventy-five percent (75%) of your Base Salary (the “Adjusted Salary”) for a period beginning on the day after your Separation and ending on the date twelve (12) months after your Separation.  The Adjusted Salary will be paid in accordance with the Company’s standard payroll procedures. The salary continuation payments will commence within 60 days after your Separation and, once they commence, will include any unpaid amounts accrued from the date of your Separation.  However, if the 60-day period described in the preceding sentence spans two calendar years, then the payments will in any event begin in the second calendar year.

Val Cook

June 20, 2018

(iii)COBRA.  If you elect to continue your health insurance coverage under COBRA following your Separation, then the Company will pay the same portion of your monthly premium under COBRA as it pays for active employees and their eligible dependents until the earliest of (i) the close of the twelve (12)-month period following your Separation, (ii) the expiration of your continuation coverage under COBRA or (iii) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment.

(c)Termination in Connection With Change in Control.  Subject to the requirements set forth in Section 5(a) above, if you experience an Involuntary Termination in connection with or within one year after a Change in Control, then you will be entitled to the following:

(i)Cash Severance. The Company will pay you a lump sum equal to one year of your base salary at the rate in effect at the time of your Separation. Such payment will be made within 60 days after your Separation; however, if such 60-day period spans two calendar years, then the payment will be made in the second calendar year.

(ii)COBRA.  If you elect to continue your health insurance coverage under COBRA following your Separation, then the Company will pay the same portion of your monthly premium under COBRA as it pays for active employees and their eligible dependents until the earliest of (i) the close of the twelve (12)-month period following your Separation, (ii) the expiration of your continuation coverage under COBRA or (iii) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment.

6.Proprietary Information and Inventions Agreement.  You will remain subject to the Proprietary Information and Inventions Agreement between you and the Company, a copy of which is attached hereto as Exhibit A.

7.Employment Relationship.  Employment with the Company is for no specific period of time.  Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause.  Any contrary representations that may have been made to you are superseded by this letter agreement.  This is the full and complete agreement between you and the Company on this term.  Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

Val Cook

June 20, 2018

8.Tax Matters.

(a)Withholding.  All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

(b)Section 409A.  For purposes of Section 409A of the Code, each payment under Section 5 is hereby designated as a separate payment for purposes of Treasury Regulation 1.409A-2(b)(2). If the Company determines that you are a “specified employee” under Section 409A(a)(2)(B)(i) of the Code at the time of your Separation, then (i) any payments under this letter agreement, to the extent that they are not exempt from Section 409A of the Code (including by operation of the next following sentence) and otherwise subject to the taxes imposed under Section 409A(a)(1) of the Code (a “Deferred Payment”), will commence on the first business day following the earlier of  (A) the expiration of the six-month period measured from your Separation or (B) the date of your death and (ii) the installments that otherwise would have been paid prior to such date will be paid in a lump sum when such payments commence.  Notwithstanding the foregoing, any amount paid under this letter agreement that either (1) satisfies the requirements of the “short-term deferral” rule set forth in Treasury Regulation 1.409A-1(b)(4); or (2) (A) qualifies as a payment made as a result of an involuntary separation from service pursuant to Treasury Regulation 1.409A-1(b)(9)(iii), and (B) does not exceed the Section 409A Limit will not constitute a Deferred Payment. The provisions of this letter agreement are intended to comply with, or be exempt from, the requirements of Section 409A of the Code so that none of the payments and benefits to be provided under this letter agreement will be subject to the additional tax imposed under Section 409A of the Code, and any ambiguities herein will be interpreted to so comply or be exempt. You and the Company agree to work together in good faith to consider amendments to this letter agreement and to take such reasonable actions as are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A of the Code.

(c)Tax Advice.  You are encouraged to obtain your own tax advice regarding your compensation from the Company.  You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

9.Interpretation, Amendment and Enforcement.  This letter agreement and Exhibit A supersede and replace any  prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company and constitute the complete agreement between you and the Company regarding the subject matter set forth herein.  This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company.  The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be

Val Cook

June 20, 2018

governed by California law, excluding laws relating to conflicts or choice of law.  You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in California in connection with any Dispute or any claim related to any Dispute.

10.Successors and Assignment.

(a)Company’s Successors.  Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets will assume the obligations under this letter agreement and agree expressly to perform the obligations under this letter agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession.  For all purposes under this letter agreement, the term “Company” shall include any such successor to the Company, or to the Company’s business and/or assets, that executes and delivers the assumption agreement described in this Section 11(a) or which becomes bound by the terms of this letter agreement by operation of law.

(b)Employee’s Successors.  The terms of this letter agreement and all of your rights hereunder will inure to the benefit of, and be enforceable by, your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  All of your obligations under this letter agreement are personal to you and may not be transferred or assigned by you at any time.

11.Definitions.  The following terms have the meaning set forth below wherever they are used in this letter agreement:

“Cause” means (a) your unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company, (b) your material breach of any agreement between you and the Company, (c) your material failure to comply with the Company’s written policies or rules, (d) your conviction of, or your plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State, (e) your gross negligence or willful misconduct, (f) your continuing failure to perform assigned duties after receiving written notification of the failure from the Company’s Board of Directors or (g) your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation.

“Change in Control” means the consummation of a Liquidation Event (as such term is defined in the Company’s Restated Certificate of Incorporation, as may be amended from time to time); provided, however, a liquidation, dissolution or winding up of the Company will not constitute a Change in Control.

A transaction will not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.  In addition, a transaction shall not constitute a Change in Control unless such

Val Cook

June 20, 2018

transaction also qualifies as an event under Treasury Regulation 1.409A-3(i)(5)(v) (change in the ownership of a corporation), Treasury Regulation 1.409A-3(i)(5)(vi) (change in the effective control of a corporation), or Treasury Regulation 1.409A-3(i)(5)(vii) (change in the ownership of a substantial portion of a corporation’s assets).

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

“Code” means the Internal Revenue Code of 1986, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Involuntary Termination” means either (a) your Termination Without Cause or (b) your Resignation for Good Reason.

“Resignation for Good Reason” means a Separation as a result of your resignation within 12 months after one of the following conditions has come into existence without your express written consent:

(a)A reduction in your base salary by more than 10% (unless a reduction in a similar percentage is made in connection with an across the board reduction in base salaries of the Company’s senior executives);

(b)A material diminution of your authority, duties or responsibilities; or

(c)A relocation of your principal workplace by more than 40 miles.

A Resignation for Good Reason will not be deemed to have occurred unless you give the Company written notice of the condition within 90 days after the condition comes into existence and the Company fails to remedy the condition within 30 days after receiving your written notice.

“Section 409A Limit” means the lesser of two times: (i) your annualized compensation based upon the annual rate of pay paid to you during the taxable year preceding your taxable year in which your termination of employment occurs, as determined under, and with such adjustments as are set forth in, Treasury Regulation  1.409A-1(b)(9)(iii)(A)(1) and any guidance issued with respect thereto or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which your employment is terminated.

“Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Code.

Val Cook

June 20, 2018

“Termination Without Cause” means a Separation as a result of a termination of your employment by the Company without Cause, provided you are willing and able to continue performing services within the meaning of Treasury Regulation 1.409A-1(n)(1).

* * * * *

You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Proprietary Information and Inventions Agreement and returning them to me.  As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States, if you have not already done so.

If you have any questions, please call me at (916) 753 4167.

Very truly yours,

THINCI, INC.

By:	/s/ Dinakar Munagala
Title:	CEO

I have read and accept this employment offer:

/s/ Val Cook
Signature of Val Cook

Dated:	June 20, 2018

Attachment

Exhibit A:  Proprietary Information and Inventions Agreement